Universal Energy Corp. Acquires High Impact 3-D Prospect in Cameron Parish, Louisiana
Thursday August 2, 6:00 am ET

HOUSTON, Aug. 2 /PRNewswire-FirstCall/ -- Universal Energy Corp. (OTC Bulletin Board: UVSE - News) is pleased to announce the successful acquisition of a 17.5 percent interest in the East OMG prospect in Southwestern Louisiana. The East OMG prospect covers an area of 923 acres.

About the East OMG Prospect

The East OMG 3-D prospect is located in Cameron Parish, Louisiana. Wells adjacent to the prospect have produced outstanding returns such as Chalkley Miogyp field and S. Lake Arthur, which have cumulative production of 500 billion cubic feet equivalent ("BCFE") and 800 billion cubic feet, respectively. Production from the adjacent wells listed above is from the same Upper Miogyp sandstones that are the main objective of the East OMG Prospect. The combined reserve potential of the four principal objective sandstones that comprise the East OMG prospect is estimated to be greater than 59 BCFE. The project will be drilled during the fall of 2007.

"We continue our model of growth through the drill bit," commented Billy Raley, CEO of Universal Energy Corp. Raley continued, "The positive impact we expect this prospect to have for the company and its stockholders is extraordinary."

"East OMG by itself has the potential of delivering average annual cash flow of $0.20 per share for the next three years," commented Dyron Watford, CFO of Universal Energy Corp. Watford added, "With the financial impact of this prospect for Universal, its no wonder we affectionately refer to the play as Oh My Goodness ("OMG")." Watford concluded, "When added with our Amberjack, Caviar and Lake Campo prospects, our earnings power is truly enviable."

About Universal Energy Corp. - Universal Energy Corp. is an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada and throughout Louisiana. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

Source: Universal Energy Corp.